UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 12, 2025

Onto Innovation Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39110	94-2276314
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

16 Jonspin Road
Wilmington, Massachusetts		01887
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (978) 253-6200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ONTO	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note.

Onto Innovation, Inc. is filing an amendment to its Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 12, 2025 (the “Original Form 8-K”) solely for the purpose of disclosing the material terms of the separation agreement with Mr. Mark Slicer, the Company’s former Chief Financial Officer, which was entered into as of July 9, 2025. Other than as set forth in this Explanatory Note, this amendment does not amend any other disclosures in the Original Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On June 12, 2025 (the “Separation Date”), Onto Innovation, Inc. (the “Company” or “Onto Innovation”) and Mr. Mark Slicer, the Company’s Chief Financial Officer (“CFO”), agreed to mutually terminate Mr. Slicer’s employment with the Company, effective immediately. Mr. Slicer served as the principal financial officer and principal accounting officer of the Company. The separation between the Company and Mr. Slicer was not the result of any disagreement with the Company on any matter relating to its operations, policies or practices.

(e) On July 9, 2025, the Company and Mr. Slicer entered into a separation agreement (the “Separation Agreement”), effective as of July 16, 2025 (the “Effective Date”), in connection with Mr. Slicer’s separation from service with the Company.

Pursuant to the Separation Agreement, the Company, in exchange for Mr. Slicer’s general release and waiver of claims, has agreed, among other things:

(1)
to pay Mr. Slicer a separation fee in the amount equal to one (1) time his annual base salary, as in effect on the Separation Date ($477,405.00), in substantially equal installments for a period of twelve (12) months following the Effective Date in accordance with the Company’s standard payroll practices for senior executives;

(2)
to pay Mr. Slicer a pro rata incentive compensation payment for 2025 under the Company’s Annual Cash Incentive Plan, with a target cash payment of 70% of his annual base salary in effect on the Separation Date, based on actual business and personal performance, pro-rated based on the number of days during the 2025 calendar year that Mr. Slicer was employed by the Company prior to the Separation Date, payable in a lump sum in accordance with the Company’s executive bonus payment cycle and subject to appropriate income tax and other deductions;

(3)
to accelerate the vesting of any unvested restricted stock units granted to Mr. Slicer that would have vested during the twelve (12) month period following the Separation Date;

(4)
with respect to performance share units (“PSUs”) granted on or before the Separation Date that would have vested during the twelve (12) month period following the Separation Date, (A) to accelerate the vesting of any such PSUs vesting on a time basis and (B) that any such PSUs that are subject to performance conditions will remain outstanding and subject to such conditions and vest after the end of the performance period, but in no event later than March 15, 2026, at the value determined under the applicable performance plan;

(5)
that all other equity awards granted prior to the Separation Date but with a vesting date or performance measurement date subsequent to March 15, 2026 will be forfeited; and

(6)
to provide Mr. Slicer with a lump sum payment in gross amount of $39,190.65, which is equal to twelve (12) months of health and medical insurance premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985.

The foregoing description of the Separation Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1*	Separation Agreement between Onto Innovation and Mark Slicer, dated July 9, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain identified information has been excluded from this exhibit in accordance with Item 601(b)(10)(iv) of Regulation S-K because it is both not material and is the type that the registrant treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Onto Innovation Inc.

Date:	July 11, 2025	By:	/s/ Yoon Ah Oh
Yoon Ah Oh Senior Vice President, General Counsel and Corporate Secretary